Exhibit 99.1

1720 North First St., San Jose, CA 95112

July 3, 2023

Contact: Yvonne Kingman, 310-257-1434

For Immediate Release

California Public Utilities Commission Adopts Cost of Capital Proposed Decision Setting California Water Service’s Return on Equity

SAN JOSE, Calif.—(NYSE: CWT)—The California Public Utilities Commission has approved the proposed decision issued in the cost of capital application for California Water Service (Cal Water) and three other utilities from July 2023 through the end of 2024. The decision originally established a 9.05% return on equity and 4.23% cost of debt for Cal Water, with a capital structure of 53.40% common equity and 46.60% long-term debt, and an authorized rate of return of 6.80%, effective July 31, 2023.

However, the decision affirms and retains the Water Cost of Capital Mechanism (WCCM), which automatically adjusts the rate of return when the Moody’s Utilities Bond Index (Index) fluctuates between cost of capital applications. Because the Index changed in 2022, triggering the WCCM, Cal Water intends to file for and—if approved—implement new rates based on an authorized 9.57% return on equity, with a 4.23% cost of debt and an authorized rate of return of 7.08%. Cal Water’s previous return on equity was 9.20%, with a cost of debt of 5.51% and authorized rate of return of 7.48% for the period of January 2018 to July 30, 2023.

The 40 basis-point reduction from Cal Water’s current rate of return of 7.48% is expected to decrease annual operating revenue by approximately $7 million, or less than 1%. This estimate may be impacted once the 2021 General Rate Case is finalized. It is the net impact of an approximately $11 million decrease driven by the utility’s lower cost of debt (which is a pass-through cost), partially offset by an approximately $4 million increase for the return on equity.

“We appreciate the CPUC’s work to finalize our cost of capital proceeding,” said Martin A. Kropelnicki, President and CEO. “While we believe it’s important to move us closer to the return afforded to California energy utilities, so that we can attract the capital needed to keep our water systems safe and reliable, we are pleased that this decision will help provide certainty for investors and enable us to support not only our stockholders but also our customers and communities.”

About California Water Service and California Water Service Group

California Water Service provides high-quality, reliable water and/or wastewater services to about 2 million people statewide through 496,400 service connections. It is the biggest subsidiary of California Water Service Group (NYSE: CWT), the largest regulated water utility in the western United States. In total, Group serves more than 2 million people in California, Hawaii, New Mexico, Washington, and Texas through its regulated subsidiaries, California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, and its utility holding company, Texas Water Service.

What sets Cal Water and Group apart is their commitment to enhancing the quality of life for their customers, communities, employees, and stockholders. Guided daily by their promise to provide quality, service, and value, the company’s employees lead the way in working to protect the planet, care for people, and operate with the utmost integrity. Integral to their strategy is investing responsibly in water and wastewater infrastructure, sustainability initiatives, and community well-being.  The company has been named one of “America’s Most Responsible Companies” and “America’s Most Trustworthy Companies” by Newsweek and a Great Place to Work®, and is No. 1 in Customer Satisfaction Among Large Water Utilities in the West Region* by J.D. Power.  More information is available at www.calwater.com and www.calwatergroup.com.

*California Water Service received the highest score in the West Large segment of the J.D. Power 2023 U.S. Water Utility Residential Customer Satisfaction Study of customers’ satisfaction nationally among water customers in the US. Visit jdpower.com/awards for more details.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as will, would, seek, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: natural disasters, public health crises, pandemics, epidemics or outbreaks of a contagious disease, such as the outbreak of coronavirus (or COVID-19); governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief and other actions; changes in water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth trends; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with unions; changes in customer water use patterns and the effects of conservation; the impact of weather, climate, natural disasters, and diseases on water quality, water availability, water sales and operating results, and the adequacy of our emergency preparedness; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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